Exhibit I

FOR IMMEDIATE RELEASE - For more info contact JANA Partners LLC at (212) 455 0900

ISS RECOMMENDS TWO JANA NOMINEES FOR ELECTION TO AGRIUM BOARD

Nominees Barry Rosenstein and David Bullock Endorsed by the Leading North American
Proxy Advisory Firm

ISS Recommends that Agrium Shareholders Vote the BLUE Proxy

Further Information Available at www.JANAAguAnalysis.com

New York, NY – March 27, 2013 – JANA Partners LLC today announced that leading proxy advisory services firm Institutional Shareholder Services (“ISS”) has issued a report that JANA Partners has made a “compelling” case for change and strongly endorsing JANA nominees Barry Rosenstein and David Bullock for election to the board of directors of Agrium Inc. (“Agrium”) (TSX / NYSE: AGU) at the upcoming annual general meeting of shareholders on April 9, 2013.

ISS recommends that Agrium shareholders vote on JANA’s BLUE form of proxy or VIF.

An excerpt of the ISS report follows (the references to “dissident” refer to JANA):

“As insistent as the company has been that ‘Jana’s goal has always been a break up,’ the only real proposals Jana has made to shareholders are to (1) add directors with appropriately deep understanding of the distribution business to help improve its performance and contribution to long-term value and (2) take a balanced look, leveraging their experience in distribution businesses, at whether there is in fact real value likely to be unlocked in a spin off. If after doing the second of these things they conclude it would be wise, they still have no power to break up the company, unless they can persuade the rest of the board, through reasoned discussion, of why that path would deliver sustainably higher value.

What shareholders should most consider in this contest, however, is not just the evidence that the company has underperformed or could use directors with relevant ‘breaking bulk’ experience to help it better oversee what is now a third of its business. They should also consider the board’s responsiveness over the ten months this contest has played out, and in particular the cognitive dissonance of compulsively seeking to discredit the dissidents’ proposals even as it began to implement or make commitments to implement many of the easier ones: returning capital to shareholders, providing shareholders better transparency into the distribution business, reducing excess working capital.

The gnawing question is not whether the company should spin off its distribution business, but whether a board still loudly repudiating the very changes it has begun to implement, changes which have encouraged many shareholders and analysts, is a board with a burgeoning credibility problem.

Shareholders may well wonder if, once the bright lights of this proxy contest are turned off, the progress will fade as well.

On this measure, as much as on the concerns about the board’s ability to provide meaningful oversight for the distribution business, it is clear the dissidents have made a compelling case for change.”

JANA Managing Partner Barry Rosenstein stated that, “We are pleased that ISS conducted a detailed assessment of Agrium’s long-term performance, the substantial opportunities for value creation, and the ability of our experienced and independent nominees to help pursue those opportunities for the benefit of all shareholders, and on that basis have recommended that shareholders elect two of our highly-qualified nominees to the board.”

Even if you have previously submitted a WHITE proxy or given voting instructions in support of the incumbent management nominees, you may still change your vote and support JANA’s recommendations by completing and submitting a BLUE form of proxy or giving voting instructions in accordance with the BLUE voting instruction form.

For questions or assistance, please contact Kingsdale Shareholder Services Inc., at 1-866-581-1514 toll-free in North America, or 1-416-867-2272 outside of North America, or by email at contactus@kingsdaleshareholder.com. To keep current with further developments and information about voting your Shares, visit www.JANAAguAnalysis.com.

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